Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement No. 333-119280 on Form S-4 and related Prospectus of Fifth Third Bancorp for the registration of 38,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements of First National Bankshares of Florida, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Birmingham, Alabama

October 14, 2004